SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         Date of Report: January 7, 2005

                           MEDIA SERVICES GROUP, INC.

               (Exact name of Registrant as specified in charter)



  Nevada                       0-16730                 88-0085608
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(State or other              (Commission              (I.R.S. Employer
jurisdiction of              File No.)              Identification No.)
incorporation)


                               575 Madison Avenue
                            New York, New York 10022
                    (Address of Principal Executive Offices)

                                  917-339-7134
              (Registrant's telephone number, including area code)

Item 1.01: Entry into a Material Definitive Agreement
Item 2.01: Completion of Acquisition or Disposition of Assets

On January 3, 2005, Media Services Group, Inc. ("MSGI") entered into a Subscription Agreement with Excelsa S.p.A. ("Excelsa"), a corporation organized under the laws of the Republic of Italy, to acquire 135,381 shares of Common Stock of Excelsa, par value of 1.0 Euro per share, representing 8.4% of the issued and outstanding shares of Common Stock of Excelsa on a fully diluted basis. The shares acquired, in the aggregate with the original shares acquired in December 2004, represent 12.5% of the issued and outstanding shares of Common Stock of Excelsa on a fully diluted basis. MSGI subscribed for and agreed to purchase from Excelsa the Common Stock for a purchase price in cash of 1.528 million Euros. The purchase price was paid by wire transfer of funds of approximately $2.0 million U.S. dollars on Tuesday, January 4, 2005.

Excelsa has represented to MSGI that it will not solicit, initiate, consider, encourage or accept any other proposals or offers from any person relating to any acquisition or purchase of all or any portion of the capital stock or assets of Excelsa or any of its subsidiaries nor will it enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or related to Excelsa or any of its subsidiaries for the period from the date of execution of the subscription agreement through December 31, 2005.

The foregoing summary is qualified in its entirety by the Subscription Agreement incorporated herein as Exhibit 2.1.

Item 9.01: Financial Statements and Exhibits

(a) N/A

(b) N/A

(c) The following documents are filed herewith as exhibits to this Form 8-K:

Exhibit No.

 2.1     Subscription Agreement dated January 3, 2005.
99.1     Press Release issued by the Registrant dated January 6, 2005.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         MEDIA SERVICES GROUP, INC.

Date: January 7, 2005                   By: /s/ Richard J. Mitchell III
                                            ----------------------------
                                        Name:  Richard J. Mitchell III
                                        Title:   Chief Accounting Officer